UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

December 8, 2014

Date of Report (date of Earliest Event Reported)

GAWK INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

NEVADA	333-180611	33-1220317
(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

5300 Melrose Avenue Suite 42 Los Angeles, CA 90038
(Address of principal executive offices and zip code)

888-754-6190
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 – OTHER INFORMATION

On December 8, 2014, OTC Markets informed us that it has become aware of certain promotional activity of our stock, which may have included spam emails by a third party or parties. This promotional activity has coincided with higher than average trading volume and fluctuations in our stock price. As a result, OTC Markets has placed a caveat emptor label on our ticker symbol to warn the public. We are not fully aware of the nature and content of this promotional activity, who is behind it and the extent of its dissemination. The Company recently filed two press releases to announce increases in revenue, which we believed to be the cause of increased activity in our stock, as we were unaware of any spam emails until OTC Markets brought this to our attention. We file press releases in the ordinary course of our business to inform the public of our current business activities, which we feel is prudent as a public company. Neither the Company, nor its management, directors nor control persons are in any way associated with any spam campaign. However, the promotional activities of these unknown third parties have raised a public concern. The Company will continue stay in contact with OTC Markets about this concern and will work to remove the caveat emptor label from our ticker symbol.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAWK INCORPORATED

Date: December 12, 2014	By:	/s/ SCOTT KETTLE
Name: Scott Kettle
Title: President, Chief Executive Officer